CODE OF ETHICS

I.	INTRODUCTION

This Code of Ethics and the provisions contained herein (this “Code”), to the extent consistent with local laws and regulations, applies to all employees (including interns and temporary employees), senior executives, partners, officers and certain other individuals as designated by an Approving Officer (referred to herein collectively as “employees”) of Oaktree Capital Management, L.P. and its subsidiaries and affiliates, but excluding any entity (other than sub-funds and special purpose entities) in which any fund or separate account managed by Oaktree Capital Management, L.P. or its affiliates has made, directly or indirectly, an investment (including any joint ventures) (collectively, “Oaktree”). Certain individuals subject to this Code may be independent contractors to Oaktree or employees of outside service providers; nothing herein is intended to affect the status of such individuals’ relationship with Oaktree. Every employee should consider himself or herself subject to the requirements of the Code unless otherwise specifically exempted pursuant to Article V of this Code by Oaktree’s Chief Compliance Officer.

The following policies are incorporated herein by reference as if fully set out within this Code:

•	Personal Investment Transactions Policy;

•	Insider Trading Policy;

•	Expert Network Policy;

•	Gifts, Meals, Entertainment Travel and Lodging Policy;

•	Political Activity Policy; and

•	Outside Activity Policy.

Oaktree’s Chief Compliance Officer has been designated as the individual with responsibility to explain and implement this Code and to provide to all such persons this Code and any amendments thereto. The Chief Compliance Officer may delegate such responsibilities, as necessary. Receipt of this Code satisfies Oaktree’s obligation to notify all employees of their obligations.

STANDARDS OF CONDUCT

This Code is based on the principle that Oaktree employees owe a fiduciary duty to the clients of Oaktree. This duty of care, integrity, honesty and good faith for all employees is expressed in the general guiding principles detailed below. As an employee, you should conduct yourself in all circumstances in accordance with such general guiding principles.

•	You must at all times place the interest of our clients before your own interests.

•	You must pay strict attention to potential conflicts of interest, avoiding them if possible and disclosing them and dealing with them appropriately when the conflict is unavoidable or inherent in our business.

•	You must adhere to the fundamental standard that Oaktree employees should not take advantage of their positions for their personal benefit.

Critically, the effectiveness of Oaktree’s policies regarding ethics depends on your judgment and integrity rather than on any set of written rules. Accordingly, you must be sensitive to the general principles involved, alert for potential conflicts that may arise between your own interests and those of Oaktree or its clients, and aware of the purposes of the Code and the specific policies, procedures and examples provided throughout this document.

Sometimes it may be difficult to determine what behavior is necessary or appropriate in order to adhere to these general principles, so this Code contains several guidelines for proper conduct and related examples. Some examples of activities in which you may engage that could potentially pose a conflict include:

•	Contracting on Oaktree’s behalf with a vendor of which the CEO or other senior executive is your family member.

•	Placing a trade on behalf of an Oaktree client or fund with a securities broker with whom you recently attended a high profile entertainment event.

•	Acquiring property leased by Oaktree or that an Oaktree strategy is considering for acquisition.

•	Contributing to the campaign of a political candidate for a position that oversees the selection of investment managers for a public retirement plan that is a client or prospective client of Oaktree.

•	Serving as a trustee of a foundation or a director of a company that is a prospective client of Oaktree.

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•	Frequently attending entertainment events at the invitation of service providers engaged by or seeking business from Oaktree.

•	Accepting outside employment that interferes with your responsibilities at Oaktree.

•	Owning an interest in a company or a property with which Oaktree, its funds, accounts or a portfolio company conducts or intends to conduct business.

•	Soliciting charitable donations from outside service providers to your department or that your department is considering engaging.

While an activity may pose a conflict, it does not necessarily mean that you will be prohibited from engaging in the activity. The Legal and Compliance departments will evaluate the potential conflict, advise on the appropriate course of action and implement any necessary compliance controls to prevent a violation of applicable laws, regulations, contractual obligations and/or Oaktree policies. The examples provided above do not constitute an exhaustive list of potential conflicts that you may encounter since conflicts can arise in a myriad of situations. For this reason, if you are uncertain as to whether a real or apparent conflict exists in any particular situation between your interests or the interests of Oaktree and those of its clients, you should consult with Oaktree’s Chief Compliance Officer or an Approving Officer immediately. Honesty at all times and in all things is an essential part of your responsibility to Oaktree. A lack of integrity with Oaktree or with its clients will not be tolerated.

II.	DEFINITIONS

As referenced throughout this Code, “Access Persons” include all Oaktree employees, except certain persons specified by Oaktree’s Chief Compliance Officer or an Approving Officer who (i) do not devote substantially all working time to the activities of Oaktree and (ii) do not have access to information about the day-to-day investment activities of Oaktree.

“Approving Officer” means an officer of Oaktree named on the separate “List of Approving Officers and Chief Compliance Officer”. The List of Approving Officers and Chief Compliance Officer is maintained on Oaktree Central.

“Confidential Information” means any information concerning the employees, organization, business or finances of Oaktree or any third party (including any client, investor, partner, portfolio company, customer, vendor or other person) with which Oaktree is engaged or conducts business, including business strategies, operating plans, acquisition strategies (including the identities of, and any other information concerning, possible acquisition candidates), financial information, valuations, analyses, investment performance, market analysis, acquisition terms and conditions, personnel, compensation and ownership information, know-how, customer lists and relationships, the identity of any client, investor, partner, portfolio company, customer vendor or any other third party, and supplier lists and relationships, as well as all other secret, confidential or proprietary information belonging to Oaktree. Information generally known to the public, other than as a result of improper disclosure by an Oaktree employee, does not constitute Confidential Information.

“Intellectual Property” means (a) any and all investment or trading records, agreements or data; (b) any and all financial and other analytic models, records, data, methodologies or software; (c) any and all investment advisory contracts, fee schedules and investment performance data; (d) any and all investment agreements, limited partnership agreements, subscription agreements, private placement memorandums and other offering documents and materials; (e) any and all client, investor or vendor lists, records or contact data; (f) any and all other documents, records, materials, data, trade secrets and other incidents of any business carried on by Oaktree or learned, created, developed or carried on by any employee of Oaktree (in whatever form, including print, computer file, diskette or otherwise); and (g) all trade names, services marks and logos under which Oaktree does business, and any combinations or variations thereof and all related logos.

“Related Person” of an Access Person for purposes of this Code includes the following:

•	A husband, wife, domestic partner or minor child of the Access Person;

•	A relative sharing the same household as the Access Person;

•	Any person who is significantly dependent on the Access Person for financial support; or

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•	Anyone else if the Access Person:

(i) obtains benefits substantially equivalent to ownership of securities;

(ii) can obtain ownership of securities immediately or within 60 days; or

(iii) can vote or dispose of securities.

III.	GENERAL POLICY REQUIREMENTS

CONFIDENTIALITY

The provision of services to Oaktree by employees creates a relationship of confidence and trust. Oaktree employees will come into possession of, or otherwise have access to, Confidential Information which has commercial value to Oaktree’s business, including information created, discovered or developed by employees. All such Confidential Information is to be treated as highly confidential and is not to be disclosed or discussed with anyone except as required by law or as required in the performance of an employee’s duties to Oaktree, and is not to be used for the benefit of any employee or to the detriment of Oaktree, in each case unless expressly permitted by Oaktree’s General Counsel. Employees may not take, remove or retain upon ceasing to be an employee for any reason any document, paper, electronic file or other storage medium containing or relating to any Confidential Information, any Intellectual Property or any physical property of Oaktree. All Intellectual Property of Oaktree is the exclusive property of Oaktree and is intended for Oaktree’s sole use.

Employees will generally be subject to one or more agreements addressing the use of confidential Oaktree information and intellectual property in connection with their provision of services to Oaktree. Such agreements may contain more restrictive or detailed obligations than those set forth in this Code. Nothing in this Code is intended to limit any employee’s obligations, or Oaktree’s rights, under any such agreement.

COMPLIANCE WITH LAWS AND REGULATIONS

All employees are expected to be familiar and comply with the laws and regulations applicable to their day-to-day responsibilities, including the relevant securities laws and regulations applicable to their activities. In some cases, this may involve the securities laws and regulations of multiple jurisdictions. If you have any questions about any such law or regulation, you should consult Oaktree’s Chief Compliance Officer or an Approving Officer. If you become aware of any violations of this Code, you should report them, in accordance with local law requirements. See Article V of this Code for further discussion.

BUSINESS OPPORTUNITIES THAT RIGHTFULLY BELONG TO OAKTREE

Employees must not take for their own advantage an opportunity that rightfully belongs to Oaktree or its clients. Whenever Oaktree has been actively soliciting a business opportunity, or the opportunity has been offered to Oaktree or Oaktree-managed funds or accounts, or Oaktree facilities or personnel have been used in pursuing the opportunity, that opportunity rightfully belongs to Oaktree and not to employees who may be in a position to divert the opportunity for their own benefit.

Examples of improperly taking advantage of a corporate opportunity include:

•	Selling information to which an employee has access because of the employee’s position.

•	Receiving a commission or fee on a transaction which would otherwise accrue to Oaktree or its clients.

•	Diverting business from Oaktree.

PERSONAL DEALINGS WITH OAKTREE BUSINESS CONTACTS

Employees are generally prohibited from leveraging relationships with Oaktree clients, vendors and other business contacts (“Oaktree Contacts”) gained during the course of their employment for personal purposes. Personal purposes include, but are not limited to the solicitation of political contributions and charitable donations. You should reference the Political Activity policy and the section of this Code on solicitation of charitable contributions in for specific obligations in these two areas. In certain limited situations, employees may be permitted to conduct such activities with Oaktree Contacts, subject to the prior approval of the employee’s Department Head, the Chief Compliance Officer or an Approving Officer and, in certain circumstances, the Chief Executive Officer.

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SOLICITING CHARITABLE DONATIONS

While employees are generally prohibited from leveraging relationships with Oaktree Contacts for personal purposes, you may solicit charitable donations from Oaktree Contacts, subject to the following conditions:

•	Before soliciting any donations from Oaktree Contacts, all Oaktree employees must first obtain approval from your Department Head and the Chief Compliance Officer or an Approving Officer. Pre-approval is required even if a personal relationship exists with an Oaktree Contact.

•	Soliciting a charitable donation from someone in exchange for business, a favor, preferential treatment and/or similar commitments or guarantees of reciprocity are strictly prohibited.

•	Neither the Oaktree employee soliciting the donation nor the employee’s immediate family members should personally benefit from the resulting donation.

•	Oaktree employees who are directly or indirectly involved in contract negotiations are prohibited from soliciting charitable donations from Oaktree Contacts actively involved in a current negotiation or RFP process.

Pre-approval requests to solicit donations from Oaktree Contacts should be initiated by contacting your Department Head and the Compliance department. Each request will be evaluated for potential conflicts, regulatory risk and/or reputational risk that the request may pose to the firm, with full consideration of our fiduciary responsibility to Oaktree’s clients. In certain circumstances, Compliance will seek approval from the Global Head of Marketing (or his or her designee) as well as the Chief Executive Officer. The decision to approve or deny any request for pre-approval to solicit charitable donations will remain in the sole discretion of the relevant Department Head, the Chief Compliance Officer and/or the relevant Approving Officer.

GIVING ADVICE TO CLIENTS

No Oaktree employee may provide legal advice to Oaktree’s clients. You should avoid statements that might be interpreted as legal advice and refer questions in this area to Oaktree’s Legal department. No Oaktree employee may give clients advice on tax matters, the preparation of tax returns or investment decisions, except as may be appropriate in the performance of an official fiduciary or advisory responsibility or as otherwise required in the ordinary course of your duties.

IV.	OTHER EMPLOYEE CONDUCT

PERSONAL FINANCIAL RESPONSIBILITY

It is important that employees properly manage their personal finances. Imprudent personal financial management may affect job performance and lead to more serious consequences for employees in positions of trust. In particular, you are not permitted to borrow from clients, or from providers of goods or services with whom Oaktree deals, except those who engage in lending in the usual course of their business and then only on terms offered to others in similar circumstances, without special treatment.

CORPORATE PROPERTY OR SERVICES

Employees are not permitted to act as principal for either themselves or their immediate families in the supply of goods, properties, or services to Oaktree, its funds or portfolio companies unless approved by Oaktree’s General Counsel or Chief Financial Officer. Purchase or acceptance of corporate property or use of the services of other employees for personal purposes is also prohibited. This includes the use of in-house counsel for personal legal advice absent approval from the Oaktree’s General Counsel or use of outside counsel for personal legal advice at the expense of Oaktree.

REQUIREMENTS FOR LICENSED REPRESENTATIVES

If you are a licensed representative of any Oaktree entity/affiliate you may be subject to additional policies and procedures.

USE OF OAKTREE-SPONSORED COMMUNICATION MEDIUMS AND STATIONERY

Employees should use their Oaktree email and other Oaktree-sponsored mediums (e.g., Bloomberg e-mail and instant messaging, SMS texting and Microsoft Lync instant messaging) (collectively, “Oaktree communication resources”) primarily for conducting Oaktree business. While occasional use of Oaktree email for personal communications is permissible, employees must seek pre-approval prior to using Oaktree communication resources to conduct personal outside business activities including those involving political, civic and charitable solicitations as such communications may incorrectly imply Oaktree’s sponsorship or endorsement of such activities. Questions concerning Oaktree communication resources and requests to seek pre-approval should be directed to Compliance at CodeofEthics@oaktreecapital.com. Use of Oaktree communication resources must also comply with Oaktree’s Computer Acceptable Use Policy. All communications made via Oaktree communication resources are the property of Oaktree.

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SOCIAL MEDIA POLICY

The purpose of the Oaktree Social Media Policy, which is part of Oaktree’s Computer Acceptable Use Policy, is to establish prudent and acceptable practices regarding the use of social media sites and to educate individuals who use social media sites of the responsibilities associated with such use. Oaktree recognizes that employees may wish to post content on the Internet via various social media sites, blogs and tools such as Facebook, Instagram, Twitter, LinkedIn, etc. (collectively referred to as “social media sites”). However, because Oaktree is subject to the rules and regulations of the securities industry, certain postings may be considered to be “investment advice,” “correspondence” or “advertising.” Additionally, postings may reflect poorly on the employee, and, by implication, may negatively impact Oaktree’s reputation. In order to address the potential risks inherent in using social media sites, Oaktree has established certain social media use requirements to which all employees must adhere.

V.	EXEMPTIVE RELIEF

Oaktree’s Chief Compliance Officer or an Approving Officer will review and consider any proper request of an Access Person for relief or exemption from any restriction, limitation or procedure contained in this Code which is claimed to cause a hardship for such Access Person or which may involve an unforeseen or involuntary situation where no abuse is involved. Exemptions of any nature may be given on a specific basis or a class basis, as such officers determine. Exemptions from Access Person status may also be granted to any person or class of persons such officers determine do not warrant such status. Any Access Person’s request for relief should be in writing and should state the basis for the request. Any such approval shall be appropriately documented and maintained by Oaktree’s Compliance department.

VI.	ANNUAL COMPLIANCE CERTIFICATION AND PERIODIC REPORTING

PERIODIC COMPLIANCE REPORTING AND TRAINING

As an Access Person, you are required to complete all assigned Compliance certifications, disclosures and mandatory training and to do so in a timely manner. Failure to complete such items by the prescribed deadlines may constitute a violation of the Code, as applicable.

ANNUAL COMPLIANCE CERTIFICATION

Access Persons will be required to certify annually, via My Compliance Center, that (i) they have received, read and understand the terms of this Code and any amendments thereto and that they recognize the responsibilities and obligations incurred by being subject to this Code and (ii) they are in compliance with the requirements of this Code.

VII.	REPORTING OF VIOLATIONS AND SANCTIONS

Any violation of the Code should be promptly reported to Oaktree’s Chief Compliance Officer or an Approving Officer, in accordance with local law requirements. Such reports will be promptly investigated. No retaliation will be permitted against any Oaktree employee who makes a report in good faith, regardless of whom the report concerns or the outcome of the resulting investigation or inquiry. An employee who is found to have engaged in retaliation against another employee for making a report will be subject to disciplinary measures that may include termination of employment.

All employees are encouraged to seek advice from Oaktree’s Chief Compliance Officer or an Approving Officer with respect to any action or transaction which may violate the Code and should refrain from any action or transaction which might lead to the appearance of a violation.

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Upon the reporting or discovery of a violation of this Code, Oaktree’s Chief Compliance Officer or an Approving Officer, in consultation with other Oaktree officers as deemed necessary, may impose such sanctions as he or she deems appropriate. Generally, the first violation of the Code will result in a written warning. Additional violations may, if circumstances warrant, result in escalation to the offending employee’s manager and the Chief Compliance Officer, a personal trading suspension, a fine, or additional training regarding the policies and procedures violated. The process of issuing violations and sanctions noted above is a general guideline. In any particular case, a violation may warrant more severe sanctions, including without limitation, a reversal of any improper transaction, more punitive monetary penalties, demotion and suspension or termination of employment and forfeiture of benefits. Any and all sanctions to be imposed will be determined at the sole discretion of Oaktree’s Chief Compliance Officer or an Approving Officer.

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PERSONAL INVESTMENT TRANSACTIONS POLICY

I.	INTRODUCTION

The Personal Investment Transactions Policy (referred to herein as the “Policy”) has been adopted pursuant to the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended. The Policy applies to all Access Persons of Oaktree (as defined below).

Oaktree’s Chief Compliance Officer has been designated as the individual with responsibility to explain and implement this Policy for Oaktree and all its Access Persons and to provide to all such persons this Policy and any amendments thereto. Receipt of this Policy satisfies Oaktree’s obligation to notify all Access Persons of their obligations.

STANDARDS OF CONDUCT

As an Access Person, you should conduct yourself in all circumstances in accordance with the following guiding principles when conducting personal investment transactions:

•	You must at all times place the interest of our clients before your own interests.

•	You must pay strict attention to potential conflicts of interest, avoiding them if possible and disclosing them and dealing with them appropriately when the conflict is unavoidable or inherent in our business.

•	All of your personal investment transactions, and those of your Related Persons (as defined in Article II below), must be conducted in a manner consistent with this Policy so as to avoid any actual or potential conflict of interest or any abuse of your position of trust and responsibility.

•	You must adhere to the fundamental standard that investment advisory personnel should not take inappropriate advantage of their positions for their personal benefit.

•	You must not take any action or employ any action to defraud any Oaktree client.

•	You must not mislead or deceive Oaktree clients.

•	You must not engage in any manipulative practice with respect to Oaktree clients.

If you are uncertain as to whether a real or apparent conflict exists in any particular situation between your interests or the interests of Oaktree and those of its clients, you should consult with the Chief Compliance Officer or an Approving Officer immediately.

COMPLIANCE WITH LAWS AND REGULATIONS

Laws, including the insider trading laws described in Oaktree’s Code of Ethics, and ethical standards impose duties on Oaktree and its Access Persons to avoid conflicts of interest between their personal transactions and the investment transactions Oaktree makes on behalf of clients. This Policy governs your personal investments in Securities, as defined below, as well as those of your Related Persons.

If you (i) act as executor, trustee, guardian, conservator, general partner or other fiduciary, or act in any capacity that has fiduciary or money management responsibilities or obligations which involve selecting, recommending or approving investments in Securities and (ii) have sole or overriding control or authority with respect to such decisions (i.e., you act as the executor of an estate for which you make investment decisions, have trading authority over a family member’s account), then any Securities transactions made in such capacity will be subject to the trading restrictions set forth herein. You should review the restrictions on your ability to act as a fiduciary outside of your employment with Oaktree, which are set forth under “Outside Activities — Fiduciary Appointments” within Oaktree’s Code of Ethics.

Any violation of this Policy should be promptly reported to the Chief Compliance Officer or an Approving Officer in accordance with local law requirements. The List of Approving Officers and Chief Compliance Officer is maintained on Oaktree Central. Any such reports will be treated confidentially and investigated promptly. Upon the reporting or discovery of a violation of this Policy, Oaktree’s Chief Compliance Officer or an Approving Officer, in consultation with other Oaktree officers as deemed necessary, may impose such sanctions as he or she deems appropriate and as outlined within Oaktree’s Code of Ethics.

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II.	DEFINITIONS

“Access Persons” include all Oaktree employees, except certain persons specified by the Chief Compliance Officer or an Approving Officer who (i) do not devote substantially all working time to the activities of Oaktree, and (ii) do not have access to information about the day-to-day investment activities of Oaktree.

“Basket Instrument” includes exchange traded funds, exchange traded notes, closed end funds, unit investment trusts, futures and options on such instruments, and derivative instruments that track or link to an index or basket of Securities.

“Beneficial Ownership” of a Security, means that an Access Person or any Related Person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in a Security, even though title is in another name (i.e., has opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in such Security).

“Contract for Difference” is a tradable instrument common in UK and European markets that mirrors the movements of its underlying asset. It allows for profits or losses to be realized when the underlying asset moves in relation to the position taken, but the underlying asset is never owned.

“Designated Broker” is an Oaktree-approved brokerage firm for brokerage accounts of Access Persons and their Related Persons. The List of Designated Brokers is maintained on Oaktree Central.

“Holding Periods” are restrictions on how often you may trade a Security.

“Investment Professionals” are Access Persons who are portfolio managers, investment analysts and securities traders.

“G7 Governments” include the United States, United Kingdom, France, Germany, Italy, Japan and Canada.

“Public Oaktree Funds” means publically traded funds for which Oaktree acts as investment manager, adviser or sub-adviser. A list of Public Oaktree Funds is maintained on Oaktree Central.

“Related Person” of an Access Person includes the following:

•	A husband, wife, domestic partner or minor child of the Access Person;

•	A relative sharing the same household as the Access Person;

•	Any other person who is significantly dependent on the Access Person for financial support;

•	Anyone else if the Access Person:

(i)	obtains benefits substantially equivalent to ownership of the Securities;

(ii)	can obtain ownership of the Securities immediately or within 60 days; or

(iii)	can vote or dispose of the Securities.

“Securities” (or each individually a “Security”) includes any interest or instrument commonly known as a security, including stocks, bonds, notes, options, warrants, financial commodities, futures, other derivative products, and interests in private placements, limited partnerships or other entities.

“Spread Betting” is a type of speculative investing that involves gambling on the price movement of a Security, index, currency, or commodity among others. A bid and offer price (also called the spread) is quoted and investors bet whether the price of the reference asset/reference rate will be lower than the bid or higher than the offer. The investor does not own the reference asset/reference rate, they speculate on the price movement.

“Three Prong Test” means (i) Shareholders have the right to redeem on demand; (ii) Net asset value (“NAV”) is calculated on a daily basis in a manner consistent with the principles of section 2(a)(41)of the Investment Company Act of 1940; and (iii) Shares are issued and redeemed at NAV and this NAV is calculated on a forward pricing basis (i.e., based upon the next NAV of the fund, not the previous or current NAV of the fund).

“UCITS” stands for Undertakings for Collective Investments in Transferable Securities.

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III.	TRADING POLICIES AND RESTRICTIONS

GENERAL PRINCIPLES REGARDING SECURITIES TRANSACTIONS

As mentioned in the Introduction section of this Policy, Access Persons and their Related Persons must conduct their personal transactions in a manner so as to avoid any actual or potential conflict of interest or any abuse of their position of trust and responsibility. The below outlined requirements are designed to reduce the possibilities for such conflicts and/or appearances of impropriety, while at the same time preserve reasonable flexibility and privacy. Note that your personal trading activity is shared with your manager or Oaktree management.

All personal transactions in Securities, even Exempt Securities, as defined in Article IV, are subject to Oaktree’s Insider Trading Policy.

DESIGNATED BROKER REQUIREMENT

All Access Persons and their Related Persons must maintain their brokerage accounts with a Designated Broker, unless an exception has been granted by Oaktree’s Chief Compliance Officer or an Approving Officer. All new Access Persons or Related Persons will have specific timeframes during which to close or transfer their brokerage accounts to a Designated Broker. Additionally, if you are a FINRA Registered Representative you are subject to pre-approval requirements in connection with opening new brokerage accounts.

If an exception to the Designated Broker requirements is granted by the Chief Compliance Officer or an Approving Officer, Oaktree’s Compliance department is required to receive, on a timely basis, duplicate copies of trade confirmations and, at least quarterly, if compliant with local regulations and laws, broker account statements stating the name in which the account(s) is held and the account number(s).

The Compliance department will request that brokerage firms add Oaktree as an interested party to all accounts such that brokerage account statements (or relevant data) and trade confirmations are sent to Oaktree’s Compliance department.

PRECLEARANCE PROCEDURES

Each Access Person must obtain, for himself or herself and on behalf of his or her Related Persons, preclearance for any personal investment transaction in a Security that requires preclearance if such Access Person or his or her Related Persons has, or as a result of the transaction acquires, any direct or indirect Beneficial Ownership in the Security.

Unless otherwise indicated in this Policy, you must obtain preclearance for all Securities transactions, including the writing of certain options to purchase or sell a Security, by completing and submitting a request for preclearance within Oaktree’s automated personal trading system. You must wait until you receive preclearance through the system or directly from the Chief Compliance Officer or an Approving Officer before entering your trade either online or with your broker. You will be required to make certain certifications each time you request pre-approval, including that you have no knowledge which would cause the trade to violate the general trading principles set forth above.

In most instances, your request for preclearance will be processed on the day it is received by the Compliance department. Preclearance for transactions in publicly traded Securities, if granted, will be valid only for the business day on which you receive it, plus the following business day. This means that the approval will be valid for a maximum of two business days. Approval for transactions in private placements, if granted, will be valid until the closing of the transaction. In either case, if the transaction is not completed within the approval window, you must obtain a new preclearance, including one for any portion of the personal investment transaction that is not completed within the approval window.

Post-approval of a transaction requiring preclearance is not permitted under this Policy. Completing a personal trade before receiving approval or after the approval window expires constitutes a violation. See the Introduction section of this Policy and Article VII “Reporting of Violations and Sanctions” in the Code of Ethics for further discussion regarding the types of sanctions that may be imposed as a result of violations of this Policy.

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Oaktree does not make a determination of the suitability of the investment when processing any trade request.

The Compliance department has the right to withdraw previously approved personal investment transaction requests if information is received or events occur subsequent to the approval that would cause the approved transaction to then present a conflict.

TRADING RESTRICTIONS

In addition to the more general principals discussed above, the additional restrictions detailed below must be followed. Violation of these restrictions may require reversal of the transaction and/or any resulting profits being subject to disgorgement at the discretion of the Chief Compliance Officer or an Approving Officer.

No Access Person or his or her Related Persons may:

•	Participate in an initial public offering or in a public offering of a new issue brought to the market. Exempt Securities as listed below, are not subject to this restriction.

•	Trade, directly or indirectly, any Security of an issuer that is on the firm-wide restricted securities list or the subject of an information wall under which such Access Person is restricted, unless such transaction is subject to an exemption and is pre-approved by the Chief Compliance Officer or an Approving Officer.

•	Enter into a short sale transaction or any transaction that has the same economic effect (e.g. short common stock, purchase a put option or sell a naked call option) on any Security of an issuer for which a position is held long in an Oaktree client account.

•	Purchase and sell, or sell and purchase, the same Security within 60 calendar days. The 60 calendar day Holding Period applies to all Security types that are subject to preclearance requirements. Refer to Article IV to determine which Security types are subject to Holding Period requirements. When calculating the Holding Period, the trade date does not count as day one; you must hold your position for a minimum of 60 calendar days without any opposing activity. The Last In, First Out method is used and is applied at the Security level across all accounts.

(i)	This means, for example, that you may not: i) buy and then sell the same Security within 60 calendar days or sell and then buy the same Security within 60 calendar days; and ii) enter into a short sale transaction and then place a buy-to-cover trade for the same Security within 60 calendar days.

(ii)	In addition, when opening or building an option position, the expiration date must be greater than 60 calendar days from the date purchased or sold.

(iii)	Exceptions to this prohibition may be granted on a case-by-case basis in writing or communicated more broadly by the Chief Compliance Officer or an Approving Officer in the event of a significant market disruption or downturn. If an exception is granted, at the discretion of the Chief Compliance Officer or an Approving Officer, any resulting profits may need to be disgorged.

(iv)	Note that if you are an Investment Professional that provides investment advice to open-end investment companies registered under the Investment Company Act of 1940, as amended, additional requirements apply (see not profit rule below).

•	Trade Securities offered in a private placement (other than those offered by Oaktree) except with the prior approval of the Chief Compliance Officer or an Approving Officer. The pre-approval requirement for private placements includes equity crowdfunding, initial coin offerings (ICOs) and cryptocurrency crowdsales. In considering approval, the Chief Compliance Officer or an Approving Officer will take into consideration, among other factors, whether the investment opportunity the Access Person has been offered should be reserved for the benefit of Oaktree’s clients.

•	Participate in Spread Betting on Securities, indices, interest rates, currencies or commodities.

•	Transact in Contracts for Differences.

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No Investment Professional or his or her Related Persons may:

•	Purchase, sell or sell short any Security that is subject to disclosure requirements, other than Basket Instruments, for a period of five (5) business days before or five (5) business days after any related Security (i.e., equity to equity, equity to convertible bond) is traded on behalf of any Oaktree client account for which such Investment Professional’s department is involved in the investment decision-making process. If you wish to trade a Security of an issuer that is followed by your department, other than Basket Instruments, in addition to Chief Compliance Officer or an Approving Officer approval, you must obtain approval from your department head.

•	Profit from the purchase and sale, or sale and purchase, of the same Security within 60 calendar days if the Investment Professional provides investment advice to open-end investment companies registered under the Investment Company Act of 1940, as amended (i.e., open-end mutual funds and exchange traded funds). The Securities subject to this prohibition are those Securities and related Securities owned or that might reasonably be considered as potential or eligible investments by such fund (including underlying equity Securities and Basket Instruments) (i.e., equity to equity, equity to convertible bond, corporate bond to corporate bond). The foregoing also applies to short sale transactions.

REVIEWING TRANSACTIONS

Oaktree’s Compliance department is charged with the responsibility of reviewing requests for preclearance to trade in Securities and for performing reconciliations between such approvals and the broker confirmations and statements. No Access Person, who is also a member of the Compliance department, shall be responsible for reviewing and reconciling his or her own personal trading activity. For the avoidance of doubt, neither the Chief Compliance Officer nor any Approving Officer is authorized to grant preclearance for his or her personal investment transaction requests, including the requests of his or her Related Persons.

IV. TRADING POLICIES AND REPORTING BASED ON SECURITY TYPE

not subject to policy requirements

The following Securities and any associated transactions are exempt from the preclearance, Holding Period and disclosure requirements (“Exempt Securities”):

(a)	Direct debt obligations of the U.S. Government (i.e., treasury securities);

(b)	Bank certificates of deposit;

(c)	Bankers’ acceptances;

(d)	Commercial paper;

(e)	High-quality, short-term debt obligations, including repurchase agreements;

(f)	Shares issued by money market funds;

(g)	Shares issued by open-end mutual funds, except Public Oaktree Funds;

(h)	Shares or units issued by UCITS funds, except i) funds which are Basket Instruments; or ii) funds which are Public Oaktree Funds;

(i)	Shares issued by open-end investment companies which are not registered under the Investment Company Act of 1940, as amended, or designated as UCITS funds and meet the Three Prong Test;

(j)	Shared issued by unit investment trusts invested exclusively in open-end mutual funds, except Public Oaktree Funds;
(k)	Interests in Oaktree-sponsored private funds; and

(l)	Securities transactions done through a managed account or blind trust over which there is no direct or indirect influence or control, as long as an Oaktree managed account agreement is in place.

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PERSONAL INVESTMENT TRANSACTIONS POLICY

SUBJECT ONLY TO DISCLOSURE REQUIREMENTS

As the likelihood of a conflict of interest with any of Oaktree’s investment activities is considered low, the following Securities, including derivatives thereof, and any associated transactions are exempt from the preclearance and Holding Period, but not the disclosure requirements:

a)	Basket Instruments;

b)	U.S. municipal bonds, excluding bonds issued by U.S. territories (i.e., Puerto Rico, American Samoa, Guam, the Northern Mariana Islands, and the U.S. Virgin Islands);

c)	U.S. government agency debt obligations;

d)	Debt obligations (i.e., sovereign state and provincial (municipal) debt) issued by G7 governments, excluding those issued by the U.S. government;

e)	Non-U.S. government savings bonds;

f)	Auction-rate money market instruments;

g)	Shares issued by open-end investment companies which are not registered under the Investment Company Act of 1940, as amended, are not designated as a UCITS fund, and do not meet the Three Prong Test;

h)	Futures, options and other derivative instruments on currency (e.g., foreign exchange (FX) derivatives and bitcoin derivatives). Note: currency is not considered a Security;

i)	Futures, options and other derivative instruments on non-financial commodities (e.g., pork belly contracts);

j)	Interest rate swaps;

k)	Involuntary transactions (i.e., assignment of an option position or exercise of an option at expiration, mandatory tender offers);

l)	Securities purchased through the reinvestment of dividends in an automatic dividend reinvestment plan (but not the investment of additional amounts under such plans);

m)	Security purchases effected through automatic investment plans (i.e., direct purchase plans); and

n)	Security purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its Securities.

SUBJECT TO PRECLEARANCE, DISCLOSURE AND 60-DAY HOLDING PERIOD REQUIREMENTS

All other Securities, including derivatives thereof, and any associated transactions not otherwise mentioned above are subject to preclearance, 60 calendar day Holding Period and disclosure requirements. This includes but is not limited to:

a)	Common stock (including Oaktree Capital Group, LLC class A units) and preferred stock;

b)	Private Placements;

c)	Debt obligations of non-G7 governments;

d)	Convertible bonds;

e)	Corporate bonds;

f)	Shares issued by Public Oaktree Funds; and

g)	Shares or units issued by unit investment trusts that are invested exclusively in shares of Public Oaktree Funds.

SECURITY GIFTING REQUIREMENTS

The gifting of a Security by you or your Related Persons (including any donation of a Security to a charitable or non-profit organization) is considered a sale transaction for purposes of this Policy. Depending on the Security type you or your Related Person wishes to gift, the transaction may be subject to pre-clearance, disclosure and/or Holding Period requirements. If you receive approval you may only send the instructions to your broker to gift the Security during the approved trading window period. Once a Security that is subject to disclosure requirements is transferred, you should email Compliance to ensure the gifting transaction is properly recorded.

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PERSONAL INVESTMENT TRANSACTIONS POLICY

You and your Related Persons do not need to pre-clear the receipt of a gifted Security so long as: i) the giver is not a current or prospective client or a provider of goods or services to Oaktree and does not otherwise have dealings with Oaktree and ii) the gifted Security was selected at the full discretion of the giver and not at your request or direction or that of a Related Person. However, if you or your Related Person selects the Security to be received as a gift, the transaction is subject to the standard personal trading requirements for a purchase of the Security type. As soon as possible after you or your Related Person receives a gifted Security subject to the disclosure requirements, you must contact the Compliance department so that the Security may be appropriately recorded.

V. INITIAL, QUARTERLY AND ANNUAL REPORTING

Every Access Person must complete initial, quarterly and annual disclosures and certifications even if such Access Person and their Related Persons have no reportable accounts, holdings or transactions in Securities during the period covered by the certification. You are charged with the responsibility for making sure your disclosures and certifications are accurate and timely. Any effort by the Compliance department to facilitate this process does not change or alter this responsibility.

It may be possible for Access Persons to exclude accounts held by a Related Person if the Access Person does not have any direct or indirect influence or control over the accounts, or if the Access Person does not have any Beneficial Ownership over the Related Persons account, or if the Access Person does not act as executor, trustee, guardian, conservator, general partner or other fiduciary over the Related Persons account. Access Persons must receive approval from the Chief Compliance Officer or an Approving Officer to allow for this exclusion.

MANAGED ACCOUNTS

There is no need to include transactions and holdings in an account over which the Access Person or his or her Related Person has no direct or indirect influence or control (e.g., those done through a managed account or blind trust), as long as an Oaktree managed account agreement has been completed and is on file with, and duplicate statements are being received by, the Compliance department.

INVESTMENT SAVINGS PLANS

The types and structures of investment savings plans or schemes (e.g. corporate pension and retirement plans and schemes, educational savings plans, governmental retirement plans) vary by jurisdiction. In order to determine the requirements under this Policy, you must first determine whether you or your Related Persons have control/discretion over the investments held by the plan or scheme. If there is no control/discretion, then the plan or scheme is not subject to disclosure. If there is control/discretion regarding the selection of the investments and the available investment options include Security types other than Exempt Securities then the preclearance, Holding Period and disclosure requirements apply.

INITIAL REPORTS

All Access Persons must complete an Initial Holdings Report within 10 calendar days of the commencement of employment or engagement. The Initial Holdings Report must include details of all Securities positions subject to the disclosure requirements of this Policy held by the Access Person or Related Persons and must be based on information that is current as of a date not more than 45 days prior to the date such person became an Access Person.

In addition, all Access Persons must complete the Initial List of Personal Brokerage Accounts form. You must ensure that all brokerage accounts for yourself and those of your Related Persons are included on the form, including any managed account or blind trust. After completing the Initial List of Personal Brokerage Accounts form, the submission of subsequent changes to brokerage account information should be conducted via Oaktree’s automated personal trading system.

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PERSONAL INVESTMENT TRANSACTIONS POLICY

QUARTERLY REPORTS

All Access Persons must complete quarterly Accounts and Transactions Only certifications by the 30th day of January, April, July and October through Oaktree’s automated personal trading system. In each quarterly certification, the Access Person must report all personal investment transactions, including those of their Related Persons. This includes all transactions during the quarter, other than those that are not subject to the disclosure requirements and Securities purchased through automatic dividend reinvestment plans as these transactions and resulting positions are reconciled annually as part of the annual Accounts, Holdings and Transactions certification process.

In addition to the personal investment transaction reporting component of the certification, every Access Person must report all personal brokerage accounts, including those of their Related Persons. If the information contained in the form is not accurate, it is the Access Person’s responsibility to notify the Compliance department by adding relevant brokerage account information within the automated personal trading system. If an account has been closed, the Access Person must contact the Compliance department who will, after obtaining appropriate supporting documentation, reflect the account as closed within the automated personal trading system.

ANNUAL REPORTS

All Access Persons must also complete an annual Accounts, Holdings and Transactions certification due by the 30th day of January using Oaktree’s automated personal trading system. In addition to the information included under the quarterly certification, this annual certification must include all Securities positions subject to the disclosure requirements held by you and your Related Persons and such information must be based on such positions no later than 45 days preceding the filing date of the report.

VI. EXEMPTIVE RELIEF

In addition to the Exemptive Relief considerations outlined in Article V of the Code of Ethics, under appropriate circumstances, the Chief Compliance Officer or an Approving Officers may authorize a personal transaction involving a Security subject to actual or prospective purchase or sale for Oaktree’s clients, where the personal transaction would be very unlikely to affect the market for such Security, where the Oaktree Access Person is not in possession of MNPI, or for other reasons sufficient to satisfy such officers that the transaction does not represent a conflict of interest, involve the misuse of inside information or convey the appearance of impropriety.

VII. ANNUAL COMPLIANCE CERTIFICATION AND PERIODIC REPORTING

ANNUAL COMPLIANCE CERTIFICATION

As part of the annual certification of compliance with Oaktree’s Code of Ethics, Access Persons will be required to certify that (i) they have received, have read and understand the terms of this Policy and any amendments thereto and that they recognize the responsibilities and obligations incurred by their being subject to this Policy, and (ii) they are in compliance with the requirements of this Policy.

PERIODIC REPORTING

Oaktree shall provide a copy of this Policy to the board of directors/trustees of a U.S. registered investment company prior to being hired as an adviser. In addition, Oaktree must submit material changes to this Policy to the board and receive approval for such changes no later than six months after adopting the material change.

At least annually, the Chief Compliance Officer, on behalf of Oaktree, will furnish to the board of directors/trustees or to the chief compliance officer of any U.S. registered investment company to which Oaktree acts as adviser or sub-adviser, a written report that:

(a)	Describes any issues arising under the Policy since the last report to the board, including, but not limited to, information about material violations of the Policy and sanctions imposed in response to the material violations; and

(b)	Certifies that Oaktree has adopted procedures reasonably necessary to prevent Access Persons from violating the Policy.

May 2018	Page 8 of 8

INSIDER TRADING POLICY

I. INTRODUCTION

The Insider Trading Policy (referred to herein as the “Policy”) applies to all employees of Oaktree (as defined in the Code of Ethics).

Oaktree’s Chief Compliance Officer has been designated as the individual with responsibility to explain and implement this Policy for Oaktree and all its Access Persons and to provide to all such persons this Policy and any amendments thereto. Receipt of this Policy satisfies Oaktree’s obligation to notify all employees of their obligations.

GENERAL

The prohibition against insider trading in the United States stems from the general antifraud provisions of the U.S. Securities Exchange Act of 1934, as amended, and the U.S. Investment Advisers Act of 1940, as amended. The Insider Trading and Securities Fraud Enforcement Act of 1988 (“ITSFEA”) amended both of those acts by adding specific provisions designed to detect and deter insider trading and to impose stiffer sanctions upon violators and persons who “control” violators, such as their employers. As such, registered investment advisers are required to establish, maintain and enforce written policies and procedures reasonably designed to prevent misuse of material non-public information (“MNPI”) by their employees or associated persons. ITSFEA also imposes liability upon “controlling persons” (i.e., employers and individual supervisors) if the controlling person knew of or recklessly disregarded the fact that the “controlled person” (i.e., employee or associated person) was likely to engage in the misuse of MNPI and failed to take appropriate steps to prevent it.

In addition to regulations in the U.S. covering prohibitions against insider trading, there are also regulations in other jurisdictions in which Oaktree conducts business, including, without limit, the United Kingdom’s Market Abuse Regime. Oaktree employees should be familiar with such local regulations and seek information from Oaktree’s Chief Compliance Officer or an Approving Officer when any questions related to insider trading arise.

Oaktree employees occasionally come into possession of MNPI that (i) is entrusted to them by a company or by those in a confidential relationship with the company, in either case with the understanding that the information is material, not public and is to be held confidential, (ii) has been “misappropriated” from the company or another source, or (iii) in the case of information about tender offers, the information is material, not public and is given by a person who has taken one or more steps toward commencement of such an offer. Various laws, regulations and court decisions, as well as general ethical and moral standards, impose certain duties with respect to the use of MNPI. The violation of those duties could subject Oaktree and its employees involved to serious civil and criminal penalties and the resulting damage to reputation. For the purpose of this Policy, the reference to “company” includes partnerships, trusts or any entity which issues securities.

Moreover, within an organization or affiliated group of organizations, courts may attribute one employee’s knowledge of MNPI to any other employee or group that later trade in the affected security, even if there had been no communication of actual knowledge. Thus, by buying or selling a particular security in the normal course of business, Oaktree employees who have no actual knowledge of MNPI could inadvertently subject Oaktree to liability.

The civil and criminal liabilities for misuse of MNPI can be substantial and can end your career. These penalties apply both to trading while in possession of such information and to “tipping” others who trade. The risks in this area can be significantly reduced through the conscientious use of a combination of trading restrictions and information barriers designed to confine MNPI to a given investment group or department (so-called “Information Walls”). One purpose of this Policy is to establish a workable procedure for applying these techniques in ways that offer significant protection to Oaktree and its employees, while providing flexibility to carry on investment management activities. Oaktree’s Expert Network Policy, which is incorporated by reference within the Code of Ethics, serves a similar purpose in connection with employees’ use of expert networks.

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INSIDER TRADING POLICY

II. DEFINITIONS

As referenced throughout this Policy, “Access Persons” include all Oaktree employees, except certain persons specified by Oaktree’s Chief Compliance Officer who (i) do not devote substantially all working time to the activities of Oaktree and (ii) do not have access to information about the day-to-day investment activities of Oaktree.

“Approving Officer” means an officer of Oaktree named on the separate “List of Approving Officers and Chief Compliance Officer”. The List of Approving Officers and Chief Compliance Officer is maintained on Oaktree Central.

“Related Person” of an Access Person for purposes of this Policy includes the following:

•	A husband, wife, domestic partner or minor child of the Access Person;

•	A relative sharing the same household as the Access Person;

•	Any person who is significantly dependent on the Access Person for financial support; or

•	Anyone else if the Access Person:

(i)	obtains benefits substantially equivalent to ownership of securities;

(ii)	can obtain ownership of securities immediately or within 60 days; or
(iii)	can vote or dispose of securities.

III. WHAT IS MATERIAL NON-PUBLIC INFORMATION?

Information is “material” when a reasonable investor would consider it important in deciding whether to buy, sell, hold or vote a security. Generally, this is information whose disclosure might reasonably be expected to have an impact on the price of a company’s securities. Dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments are only some examples of information that may be considered material under the circumstances. The prohibition on trading based on MNPI applies not only to the securities of the issuers to which MNPI is directly related but may also apply to other securities (for example, securities of companies in the same industry) that may reasonably be expected to be materially affected by a public disclosure of MNPI.

Information is generally considered “public” within a reasonable time after it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC (or some other governmental agency if the fact of such filing is generally disseminated), the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation.

IV. POLICY ON INSIDER TRADING

No Access Person or Related Person may buy or sell a security (or a related derivative) in a company, either for himself or herself or on behalf of others, while in possession of MNPI about a company, whether or not that company is owned by any funds or accounts managed by Oaktree. In addition, Access Persons may not disclose or otherwise communicate MNPI to others, with the exception of communications to Oaktree employees who have a business need to know the information.

V. MNPI PROCEDURES

First Steps. Before executing any trade for yourself or others, including clients of Oaktree, you must determine whether you have access to MNPI. If you believe you have received oral or written MNPI, you should discuss the situation immediately with Oaktree’s Chief Compliance Officer or an Approving Officer. You should not discuss the information with anyone else within or outside of Oaktree. Oaktree’s Chief Compliance Officer or an Approving Officer will, with the assistance of counsel as required, determine whether the information is of a nature requiring restrictions on use and dissemination.

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INSIDER TRADING POLICY

Handling of MNPI. If a Legal department Approving Officer determines that there is a substantial likelihood that an Oaktree investment group or Oaktree employee has received or may receive MNPI regarding an issuer of publicly traded securities, Oaktree may conclude to either: (i) place the issuer on a firm-wide restricted securities list, which would bar any purchases or sales of the issuer’s securities by any Oaktree investment group or employee (or Related Person of such employee), or (ii) in limited and selective cases, elect to maintain an information wall with regard to the issuer, which would (a) place the issuer on a “Watch List” for monitoring of trading activity, (b) bar any purchases or sales of the issuer’s securities by any Oaktree investment group or employee (including any Related Person of such employee) that receives the information, but allowing other investment groups not in possession of the information to trade in the issuer’s securities, and (c) bar the dissemination of the information beyond certain identified persons responsible for managing the proposed investment in the issuer and impose appropriate safeguards against such dissemination. Where an employee who does not readily fit within an investment group receives such information, Oaktree’s Chief Compliance Officer or an Approving Officer (subject to an analysis of the specific facts) will decide upon the appropriate restriction.

Lifting Restrictions. Once MNPI becomes public, or is judged to be no longer material, Oaktree’s Chief Compliance Officer or an Approving Officer may lift the trading and information restrictions.

VI. PERIODIC REPORTING AND ANNUAL COMPLIANCE CERTIFICATION

PERIODIC COMPLIANCE CERTIFICATION

From time to time employees who are subject to an Information Wall are required to certify that they have read and understand the terms of the Information Wall and that they have complied with the Information Wall.

ANNUAL COMPLIANCE CERTIFICATION

As part of the annual certification of compliance with Oaktree’s Code of Ethics, Access Persons will be required to certify that (i) they have received, have read and understand the terms of this Policy and any amendments thereto and that they recognize the responsibilities and obligations incurred by their being subject to this Policy, and (ii) they are in compliance with the requirements of this Policy.

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EXPERT NETWORK POLICY

I.       INTRODUCTION

This Expert Network Policy (referred to herein as the “Policy”) applies to all staff subject to the Code of Ethics or Code of Conduct (collectively, the “Code”).

Oaktree’s Chief Compliance Officer has been designated as the individual with responsibility to explain and implement this Policy for Oaktree and all its staff and to provide to all such persons this Policy and any amendments thereto. Receipt of this Policy satisfies Oaktree’s obligation to notify all staff of their obligations.

II.       DEFINITIONS

“Expert Networks” are defined as entities that refer paid industry professionals (“Experts”), such as physicians, academics, industry professionals and scientists who have specialized knowledge of and experience in certain sectors, industries, products and fields, to third parties (such as investment and securities firms) for a fee to provide information, advice, analysis, market expertise or industry experience for use in the diligence process of a potential investment, formulating investment views or ongoing oversight of current investments. Expert Networks maintain a database of or conduct specialized searches for Experts relevant to a specific inquiry submitted by the client and then connect such selected Experts to the client.

For the purposes of this Policy only, “client” refers to Oaktree Capital Management, L.P. and its affiliates, individually or collectively “Oaktree” and Oaktree staff.

“Consultation” is defined as any discussion between Oaktree staff and an Expert arranged by an approved Expert Network.

“Public Official”, for purposes of this Policy only, is defined as any person with legislative, regulatory or any other government approval authority, or who participates in any committee or group with approval authority, with respect to any issue discussed during the Consultation (e.g. an FDA official who has approval authority over a drug of interest).

“Employee”, for the purpose of this Policy only, is defined as employee, consultant, advisor, board member or their equivalents.

III.       BACKGROUND

It is generally permissible to solicit information and analysis from Experts through Expert Networks under specific conditions and parameters. However, there is a risk that an Expert may communicate material, non-public information (“MNPI”), as defined below, or other information they are obliged to keep confidential. This Policy is intended to assist Oaktree and its staff in the permissible use of Expert Networks in order to reduce the likelihood that Oaktree staff may, among other concerns, (i) receive, directly or indirectly, MNPI or other information from someone with a duty to keep such information confidential, (ii) receive MNPI misappropriated by someone in breach of a duty of trust or confidence, or (iii) trade while in possession of MNPI. This Policy supplements the Firm’s Insider Trading Policy which is incorporated within Oaktree’s Code and in Section 6 of Oaktree’s Compliance Manual.

Information is “material” when a reasonable investor would consider it important in deciding whether to buy, sell, hold or vote a security. Generally, this is information whose disclosure might reasonably be expected to have an impact on the price of a company’s securities. Dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems, and extraordinary management developments (e.g., senior executive replacements/departures) are only some examples of information that could be considered material under the circumstances. The prohibition on trading based on MNPI applies not only to the securities of the issuers to which MNPI is directly related but may also apply to other securities (for example, securities of companies in the same industry) that may reasonably be expected to be materially affected by a public disclosure of MNPI. For example, MNPI regarding Microsoft could make it improper to trade in Novell or IBM.

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EXPERT NETWORK POLICY

Information is generally considered “public” within a reasonable time after it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the Securities and Exchange Commission (or some other governmental agency if the fact of such filing is generally disseminated), The Wall Street Journal or some other publication of general circulation.

IV.        EXPERT NETWORK CONSULTATIONS

Oaktree maintains ongoing relationships with pre-approved Expert Networks, a list of which can be found on Oaktree Central. All Consultations between Oaktree staff and an Expert must be conducted through an approved Expert Network. In addition, all requests for Consultations must be submitted through Oaktree’s Expert Network Mart Request Form, which can be found in the Research Center on Oaktree Central. All exceptions to this Policy should be submitted prior to the interaction with an Expert for review and pre-approval by an Approving Officer in the Compliance department.

Consultations are prohibited where there is likelihood that the information sought or likely to be disclosed (i) constitutes MNPI, (ii) would constitute a breach of a duty of confidentiality or (iii) otherwise would be provided improperly (e.g. provided in violation of an employment agreement, fiduciary duty or obligation, code of conduct, or confidentiality rule or agreement; through attendance at a closed Congressional hearing; in return for lavish gifts or entertainment; or through illegal means) (collectively, “Protected Information”).

Free or limited trials with an unapproved Expert Network are strictly prohibited. Requests to engage a new Expert Network should be directed to the Head of Research and Market Data Services, who is responsible for informing the Compliance department.

If an Oaktree staff member believes that an Expert may have disclosed Protected Information during the course of a Consultation, the Oaktree staff member should promptly contact the Legal or Compliance departments and must refrain from sharing the information with anyone, including members within their own group, or trading on such information prior to speaking to an Approving Officer in the Legal or Compliance departments.

The following shall apply to any Consultation with an Expert of an approved Expert Network:

(a)	General Consultation Guidelines and Restrictions: Oaktree staff must adhere to following guidelines and restrictions when engaging, interacting and communicating with an Expert Network and their associated Experts. If Oaktree staff wish to deviate from these requirements they must submit a pre-clearance request to Compliance by emailing ENCompliance@Oaktreecapital.com. Any questions should be directed to the Compliance department.

i.	Prior to the beginning of discussions with any Expert during a Consultation, Oaktree staff must verbally communicate the following disclosure to the Expert:

“Before we begin our call, note that I do not want to receive material, non-public or any other confidential information.”

ii.	For phone-based Consultations, Oaktree staff are required to participate using a bridge line (i.e., a conference call number) provided by the relevant Expert Network, to the extent it offers such capabilities.

iii.	At the discretion of your department head, Consultations may be required to be conducted in a confidential manner, (e.g., Oaktree staff may not advise that Oaktree is the client or provide their first and last name).

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EXPERT NETWORK POLICY

iv.	Oaktree staff are prohibited from exchanging their direct telephone numbers and email addresses with an Expert. Further, any documents to be referenced in or associated with the Consultation and requiring exchange between the Expert and an Oaktree staff member must be sent to the Expert Network for forwarding to the intended recipient.

v.	Oaktree staff are prohibited from contacting any Expert introduced by an Expert Network outside the channels provided by the Expert Network (e.g., a call directly with an Expert that is not arranged through the Expert Network’s system). Oaktree staff may participate in group educational conference calls and meetings hosted by approved Expert Networks, though private Consultations with Experts at such group meetings are prohibited.

vi.	Oaktree staff are prohibited from offering, providing to, or receiving from any Expert, gifts, meals, entertainment, material items of any value or compensation outside the scope of the terms of the Expert Network engagement.

vii.	During the course of a Consultation, Oaktree staff are prohibited from soliciting information that would reasonably be viewed to constitute Protected Information. Any solicitation to receive Protected Information or release of confidential information is considered a violation of this Policy and Oaktree’s Code, which may result in disciplinary action, up to and including suspension or termination of employment. Additionally, Oaktree staff are prohibited from providing any specific or confidential information regarding Oaktree’s business, investments or transactions.

viii.	The use of Expert Networks can increase the risk of inadvertently receiving MNPI. Should Oaktree staff inadvertently receive MNPI, it should be noted that Oaktree could be restricted from trading in an issuer or its affiliates until the restriction can be removed. If you believe that you may have received MNPI during a consultation, you should immediately reach out to an Approving Officer in the Legal or Compliance departments.

(b)	Restrictions and Prohibitions on Consultations with certain Experts: In order to mitigate the risk of inadvertent receipt of MNPI which would restrict Oaktree’s ability from trading in an issuer or its affiliates, Consultations with Experts who are Current or Recent Employees of Target Companies, Current or Recent Employees of Strategy Holdings or Public Officials are restricted or prohibited.

i.	Current or Recent Employees of Target Companies: Oaktree staff are prohibited from Consultations with Experts who are current Employees of, or who have been Employees within the last six (6) months of, any target company of the Oaktree investment strategy engaging the Expert, to the extent that the purpose of the Consultation concerns such target company. Oaktree staff may speak to an Expert about (i) the industry in which the company operates generally, or (ii) another unrelated company, provided such topics are not materially related to the Expert’s current or recent employer or an affiliate or subsidiary of the Expert’s current or recent employer.

ii.	Current or Recent Employees of Strategy Holdings: Oaktree staff are required to seek Compliance preapproval before Consultations with Experts who are current Employees of, or who have been Employees within the last six (6) months of, any current portfolio holding or holding with in the past two (2) months of the Oaktree investment strategy engaging the Expert. Approval must be received before each Consultation. Preapproval requests must be sent to ENCompliance@oaktreecapital.com.

iii.	Public Officials: Oaktree staff are prohibited from Consultations with an Expert who is a current Public Official or has been a Public Official within the last six (6) months.

(c)	Prohibition on Engagement with Expert Networks: Oaktree staff members are prohibited from providing consulting services through an Expert Network irrespective of whether they receive a fee for such services.

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(d)	Placement of Executives, Consultants, and Industry Professionals: Oaktree staff who would like to utilize Expert Networks to place Experts in short- or long-term assignments with Oaktree should complete the Consultant Engagement form and submit to ConsultantEngagement@oaktreecapital.com.

(e)	Expert Network Responsibilities: Each approved Expert Network has an obligation to carry out the below activities in connection with Consultations their Experts will conduct with Oaktree staff:

i.	Prior to any Consultation, the Expert Network should require confirmation of the following notice by the Expert via an electronic attestation or equivalent method:

“The client and its staff do not want to receive material, non-public information that would restrict the firm’s ability to trade in the securities or obligations of any issuer, including your current or former employer or a competitor, supplier, customer of your employer or any publicly traded company. The client will deem all information provided on this call as information that would not be considered material, non-public information about any issuer, and the client will assume that you are authorized to disclose all information that you will be communicating. By participating on the call with the client’s staff, you acknowledge that the client and its staff have no duty (fiduciary, contractually or otherwise) to you with respect to any information you provide.”

ii.	After any Consultation, the Expert Network should provide the following or similar notice to the Expert and when possible require an attestation:

“I hereby confirm that during the consultation (i) I did not disclose any confidential, including material nonpublic, information, or any information obtained under a duty of trust, or obtained unlawfully or inappropriately, and (ii) I did not breach any obligation to any third party, including my employer or any former employer, during the course of the communication.”

(f)	Books and records: Any written materials and notes prepared by Oaktree staff during a Consultation shall be labeled with the date of the Consultation, the name of the Expert, Expert Network and other participants. Staff shall maintain such records in accordance with Oaktree’s document retention policies.

V.        EXPERT NETWORK DUE DILIGENCE

Before an Expert Network may be engaged, due diligence surrounding its background, policies and procedures, systems and other relevant areas must be conducted to ensure that it is a reputable firm and Oaktree will be in position to adequately monitor the activities with such Expert Networks and their Experts in order to mitigate the risk of inadvertent receipt of MNPI.

a)	Initial Engagement Review: Requests to engage a new Expert Network should be directed to the Head of Research and Market Data Services, who in turn is responsible for informing the Compliance department so that they can begin the due diligence and pre-approval process. Approving Officers in the Compliance department will review each Expert Network for, among other things, the adequacy of the Expert Network’s internal policies and procedures regarding the onboarding of Experts and prevention of insider trading and initial and ongoing training of their employees and Experts, particularly regarding the handling of MNPI. The Legal and Compliance departments will also review the contract between the Expert Network and Oaktree, as well as between the Expert Network and their Experts, in order to:

i.	Assess the Expert Network’s adherence to Oaktree’s ethics standards. Such adherence should include onboarding and periodic training of Expert Network firm employees and their Experts regarding insider trading;

ii.	Evaluate fees to ensure that both Oaktree’s usage and compensation of any one Expert Network is not unreasonably inordinate or excessive;

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EXPERT NETWORK POLICY

iii.	Require that the Expert Network appropriately assess each Expert’s background prior to engagement, based on the Expert Network’s business model and the risks that accompany such model. Depending on the business model employed by the Expert Network such an assessment may include each or some combination of the following: a third-party background check, public records search for securities law violations, adverse media search, credential and employment verification and other certain relevant factors. Experts who have been convicted of a violation of a securities statute or regulation, an offense involving fraud or dishonesty or a felony of any kind within the prior five years are ineligible to serve as Experts for Oaktree;

iv.	Verify that the Expert Network firm conducts internal monitoring of the use of their Experts and also has the ability to provide clients with reports and other information/tools relating to usage of their Experts;

v.	Verify that each Expert Network firm conducts anti-money laundering check of its Experts prior to recommending them for a consultation with Oaktree staff, such as comparison of Experts’ identities against the U.S. Department of the Treasury’s Office of Foreign Assets Control or Specially Designated Nationals list, as appropriate. Experts who appear on such a list are ineligible to serve as Experts for Oaktree.

b)	Annual review: In addition, the Compliance department conducts annual reviews of the internal control policies and procedures of Expert Networks to reaffirm that such internal policies and procedures are sufficient to meet Oaktree standards. For example, updates to the compliance training programs administered by approved Expert Networks and updates or revisions to the terms and conditions provided to Experts may be reviewed periodically.

At their discretion and without advance notice, an Approving Officer in the Legal or Compliance departments may restrict or suspend use of any individual Expert or Expert Network. In such instances, all scheduled meetings with such Experts or Expert Networks should be cancelled and may not proceed. Such restrictions may be imposed across Oaktree (firm-wide), at an investment strategy level or on an individual Oaktree employee level.

VI.	ONGOING MONITORING OF EXPERT NETWORK USAGE

The Compliance department conducts, on at least a quarterly basis, an assessment of the usage of approved Expert Networks. The review may include, but is not limited to:

•	Expert Network usage reports, including a review of Oaktree client account trading and personal trading against the Consultations dates for correlation, if any;

•	monitoring of select calls on an announced or unannounced basis;

•	call frequency between Oaktree staff and a particular Expert; and

•	written notes and materials prepared during a Consultation by Oaktree staff for Protected Information.

VII.	CERTIFICATION AND TRAINING

ANNUAL COMPLIANCE CERTIFICATION

As part of the annual certification of compliance with Oaktree’s Code, Access Persons will be required to certify that (i) they have received, have read and understand the terms of this Policy and any amendments thereto and that they recognize the responsibilities and obligations incurred by their being subject to this Policy, and (ii) they are in compliance with the requirements of this Policy.

TRAINING

Oaktree will maintain an ongoing mandatory training program for certain staff regarding this Policy. Training regarding this Policy may also be incorporated into general training regarding the handling of MNPI and Insider Trading.

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EXPERT NETWORK POLICY

VIII.	ENTITIES NOT SUBJECT TO THE POLICY

Certain other entities, including research-oriented firms and investor relations departments, for example, may be similar to Expert Networks. Such entities may provide consulting services on issues of public policy or provide publicly available information upon request and do not exist to merely facilitate communication between the client and the Experts. Instead, these firms directly perform and provide the public policy research and analysis requested by the client, enlisting public policy experts as necessary to assist in the firm’s research. If there are discussions between the client and a public policy expert, generally the firm representatives will participate in the discussions. While these entities are not considered Expert Networks, all interactions with such entities remain subject to the Insider Trading Policy. If there is any doubt whether a firm is considered an Expert Network or if any other interaction is subject to this Policy, Oaktree staff should consult the Compliance department prior to engagement of the firm or interaction. The following are examples of entities not subject to the Policy:

○	Public Insights

○	Investor Relations Departments

○	Capstone

○	Height Analytics

○	Observatory Group

○	Meridian Research Group

May 2018	Page 6 of 6

GIFTS, MEALS, ENTERTAINMENT, TRAVEL AND LODGING POLICY

I.	INTRODUCTION

The Gifts, Meals, Entertainment, Travel and Lodging Policy (referred to herein as the “Policy”) applies to all employees of Oaktree (as defined in the Code of Ethics).

Oaktree’s Chief Compliance Officer has been designated as the individual with responsibility to explain and implement this Policy for Oaktree and all its employees and to provide to all such persons this Policy and any amendments thereto. Receipt of this Policy satisfies Oaktree’s obligation to notify all employees of their obligations.

GENERAL

No employee may accept a gift, or be entertained in a manner, that might reasonably be expected to influence his or her behavior or judgment or interfere with his or her responsibilities to Oaktree and its clients. Employees should be mindful of this policy when hosting clients or other Oaktree business partners. Any gift, meal and entertainment received or given should be reasonable in value and customary under the circumstances. In applying the foregoing standards, you should be conservative in your judgments and decline any gift, meal or entertainment that might reasonably be deemed lavish, excessive in value or otherwise inappropriate.

Employees may not solicit gifts, favors, special accommodations, or other items from current and prospective clients, providers of goods or services or others with whom Oaktree has dealings (“Outside Parties”). Also, no employee may accept or participate in any arrangement leading to an inappropriate gift to himself or herself, Related Persons, or any business entity in which any of them has a substantial interest. When in doubt about whether an offer of a gift, meal or entertainment is proper, you should decline the offer and promptly contact Oaktree’s Chief Compliance Officer or an Approving Officer.

II.	DEFINITIONS

As referenced throughout this Policy, “Access Persons” include all Oaktree employees, except certain persons specified by Oaktree’s Chief Compliance Officer who (i) do not devote substantially all working time to the activities of Oaktree and (ii) do not have access to information about the day-to-day investment activities of Oaktree.

“Approving Officer” means an officer of Oaktree named on the separate “List of Approving Officers and Chief Compliance Officer”. The List of Approving Officers and Chief Compliance Officer is maintained on Oaktree Central.

“Related Person” of an Access Person for purposes of this Policy includes the following:

•	A husband, wife, domestic partner or minor child of the Access Person;

•	A relative sharing the same household as the Access Person;

•	Any person who is significantly dependent on the Access Person for financial support; or

•	Anyone else if the Access Person:

(i)	obtains benefits substantially equivalent to ownership of securities;

(ii)	can obtain ownership of securities immediately or within 60 days; or
(iii)	can vote or dispose of securities.

III.	GIFTS, MEALS, ENTERTAINMENT, TRAVEL AND LODGING RECEIVED BY EMPLOYEES

Gifts

The term “gift” includes, but is not limited to, cash, trips, food or beverages, substantial favors, discounted credit terms, event tickets, free or special discounts on goods or services, loans of goods or money, or anything else of value. Gifts to an employee’s Related Persons are included in this policy. You are generally permitted to accept unsolicited gifts from Outside Parties, subject to the following:

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GIFTS, MEALS, ENTERTAINMENT, TRAVEL AND LODGING POLICY

•	You may not accept gifts of cash (including gift cards and gift certificates) or securities; and

•	The total aggregate value of gifts received from a single Outside Party may not exceed $250 (or local market equivalent) in a single calendar year.

You must notify the Chief Compliance Officer or Approving Officer if the value of a single gift or aggregate value of multiple gifts received during the course of a calendar year from a single Outside Party is greater than $250 (or local market equivalent). Generally, one of the following actions will be required:

•	Return the gift;

•	Keep the gift and write a check to charity for the difference between the fair market value of the gift and the $250 annual limit (or local market equivalent) per Outside Party (Note: if you’ve already exceeded the limit in a calendar year, you are responsible for making a donation equal to the fair market value of the gift);

•	Donate the gift to charity; or

•	Include the gift in an Oaktree raffle.

Investment Professionals should be mindful of gifts, favors or anything of value received from brokers and refrain from accepting anything that would result in the appearance of, or constitute, a quid pro quo arrangement (e.g., directing trades to a broker in exchange for deal referrals). In the event that you do receive a gift or anything of value that raises a concern, immediately notify the Chief Compliance Officer or an Approving Officer.

Meals

You are generally permitted to accept unsolicited business meals from Outside Parties, subject to the following:

•	The value of any single business meal should generally not exceed $250 (or local market equivalent) per person.

Entertainment

You are generally permitted to accept unsolicited invitations to entertainment events from Outside Parties, subject to the following:

•	The value of a single entertainment event should generally not exceed $1,000 (or local market equivalent) per person. In the event that you anticipate the value of a single entertainment event may exceed $1,000 (or local market equivalent) per person, you must obtain approval to attend the event from your supervisor and the Chief Compliance Officer or an Approving Officer. Requests to obtain pre-approval should be directed to Compliance at GiftsandEntertainment@oaktreecapital.com.

•	Your Related Person’s attendance at an entertainment event hosted by an Outside Party is considered a gift and should not exceed $250 (or local market equivalent) from a particular Outside Party per year. In the event that you anticipate the value of the entertainment event may exceed $250 (or local market equivalent), as it relates to costs associated with your Related Person, you must notify the Chief Compliance Officer or an Approving Officer. For more information, refer to the previous gifts section.

•	Traders, including Portfolio Managers and analysts who trade securities, must obtain approval from their supervisor and the Chief Compliance Officer or an Approving Officer prior to attending any entertainment event, regardless of value, that is hosted by current or potential counterparties (i.e., traditional securities brokers). Note that Portfolio Managers who do not trade securities and investment analysts are not subject to this requirement.

For the avoidance of doubt, if you are given tickets to an event to do with as you please, you will be deemed to have received a gift in the amount of the fair market value of the tickets. In contrast, if you attend an event with a host or a designated representative of the host, you are deemed to have been entertained and not to have received a gift.

High Profile Entertainment

Due to the increased potential for conflicts of interest and regulatory scrutiny, employee participation in high profile events offered by Outside Parties is subject to additional disclosure and approval requirements.

A high profile event is one that attracts broad public interest and extensive media attention and publicity. Admission tickets to such events may be more difficult to obtain or sold at a premium to their face value. Examples of high profile events include the World Cup, the Olympics, the World Music Awards, the Cannes Film Festival, the NBA finals and semifinals and the Super Bowl; a more comprehensive list may be found in the document “High Profile Entertainment Events” on Oaktree Central. If you are ever in doubt as to whether a proposed entertainment event constitutes a high profile event for purposes of the Code, you must consult with the Chief Compliance Officer or an Approving Officer prior to participation in the event. Employees are prohibited from accepting gifts of admission tickets to high profile entertainment events where the Outside Party will not be attending or hosting you at the event.

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GIFTS, MEALS, ENTERTAINMENT, TRAVEL AND LODGING POLICY

To participate in a high profile entertainment event hosted by an Outside Party:

•	You must obtain pre-approval from your supervisor and the Chief Compliance Officer or an Approving Officer. With your pre-approval request, you must provide to Compliance documentation from the host indicating the actual cost of admission or attendance for you (and your Related Persons, if applicable) for the event, as well as an invoice addressed to Oaktree for any costs of admission/attendance for you in excess of $1,000 (or local market equivalent) and for your Related Person (if applicable) in excess of $250 (or local market equivalent). Pre-approval requests without such information will be denied.

•	If attendance is approved, you will be responsible for any costs in excess of $1,000 (or local market equivalent) related to your attendance, and any amount above $250 (or local market equivalent) associated with your Related Person’s attendance.

In evaluating a high profile entertainment event request, the Chief Compliance Officer or Approving Officer will also consider the frequency and monetary value of your attendance at previous entertainment events hosted by the same Outside Party.

Travel and Lodging

In general, expenses for lodging and travel of Oaktree personnel, such as those incurred in connection with conferences, should be borne by Oaktree. To accept an Outside Party’s offer to pay for lodging and travel expenses associated with an educational or industry conference or other event, you need to obtain pre-approval from your supervisor and the Chief Compliance Officer or an Approving Officer. Requests to obtain pre-approval from Compliance should be directed to GiftsandEntertainment@oaktreecapital.com.

Generally, approval will be granted where the conference/event is attended by a large number of participants and lodging is paid for all participants by the hosting Outside Party or the employee is a speaker at a conference/event hosted by the Outside Party, and the Outside Party’s offer to pay for the travel and lodging expenses is reasonable in relation to the speaking engagement.

Reporting Obligations

All employees are required to report, on a quarterly basis, the receipt of all gifts, excluding those of nominal value (e.g., pens, notepads, cups, etc. with company logos), and their attendance at any entertainment event or conference, (other than normal and customary business meals), and travel and lodging provided or sponsored by anyone with whom Oaktree does business. Reporting of such items must be conducted via My Compliance Center.

You may accept and are not required to disclose any gift that is given by an individual on the basis of personal friendship, unless you have a reason to believe that, under the circumstances, the gift was provided because of your position with Oaktree, and not because of the personal friendship.

IV.	GIFTS, MEALS, ENTERTAINMENT, TRAVEL AND LODGING GIVEN BY EMPLOYEES

It is acceptable for you to give gifts or favors of nominal value to clients or other Oaktree business partners to the extent they are appropriate and suitable under the circumstances, meet the standards of ethical business conduct, and involve no element of concealment. Gifts given on the basis of personal friendship to individuals with whom you established a relationship outside the scope of Oaktree business are permissible.

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GIFTS, MEALS, ENTERTAINMENT, TRAVEL AND LODGING POLICY

You are prohibited from providing or offering to provide cash gifts, including gift certificates and gift cards, or gifts of securities to clients, prospective clients or individuals with other Oaktree business partners. Providing meals and entertainment that are reasonable and appropriate to such individuals is acceptable. Be aware, however, that many organizations, including government entities and agencies, have their own rules prohibiting or limiting the type and amount of gifts, meals and entertainment that their employees can receive. Oaktree employees are required to adhere to any such restrictions. In addition, you should be sensitive to ERISA rules governing current and prospective corporate pension plan clients and the receipt of gifts and entertainment by employees of such clients. If you are ever in doubt about the applicability of gift and entertainment restrictions to your dealings with a particular client or business associate, please consult with an Approving Officer.

You must obtain pre-approval from your supervisor and the Chief Compliance Officer or an Approving Officer if you wish to give a gift or favor to a representative of an Outside Party that could reasonably be considered a decision maker for the relationship with Oaktree. Requests to obtain pre-approval from Compliance should be directed to GiftsandEntertainment@oaktreecapital.com. Providing items of value during business negotiations, requests for proposals, and ongoing bids, are strictly prohibited.

V.	GIFTS, MEALS, ENTERTAINMENT, TRAVEL AND LODGING FOR PUBLIC OFFICIALS

As referenced in Section 20 of the Oaktree Compliance Manual (the “Anti-Corruption Policy”), Oaktree employees are prohibited from offering, promising, paying or providing, or authorizing the promising, paying or providing (in each case, directly or indirectly, including through Third Parties) of any amount of money or anything of value to any Public Official, including a person actually known to be an immediate family member of a Public Official and a former Public Official, in order to improperly influence or reward any official action or decision by such person for Oaktree’s benefit. Neither funds from Oaktree nor funds from any other source may be used to make any such payment or gift on behalf of or for Oaktree’s benefit.

Additionally, Oaktree employees are prohibited from offering, promising, paying or providing, or authorizing the promising, paying or providing (in each case, directly or indirectly, including through Third Parties) of any amount of money or anything of value to a Private Sector Counterparty Representative in order to induce or reward that person’s improper performance of their functions or activity.

Failing to abide by the Anti-Corruption Policy can result in serious financial and criminal penalties for Oaktree and Oaktree employees. In addition, violation of the Anti-Corruption Policy may subject the involved Oaktree employees to disciplinary action. If any Oaktree employee knows or learns of a violation of the applicable anti-bribery laws or of the Anti-Corruption Policy, he or she must promptly report the facts to Oaktree’s Chief Compliance Officer or an Approving Officer.

Who is a public official?

For purposes of the Anti-Corruption Policy, “Public Official” includes a “Foreign Official” under the FCPA and a “Foreign Public Official” under the Bribery Act. U.S. government officials are Public Officials.

The definition of “Public Official” includes any person who is employed full- or part-time by a government, or by regional subdivisions of governments, including states, provinces, districts, counties, cities, towns and villages or by independent agencies, state-owned businesses, state-controlled businesses or public academic institutions. This would include, for example, employees of sovereign wealth funds, government-sponsored pension plans (i.e. pension plans for the benefit of government employees), and government sponsored-university endowments.

For FCPA purposes only, “Public Official,” also includes political party officials and candidates for political office. For example, a campaign contribution is the equivalent of a payment to a Public Official under the FCPA. In certain cases, providing a payment or thing of value to a person actually known to be an immediate family member of a Public Official or a charity associated with a Public Official may be the equivalent of providing a thing of value to the Public Official directly. Under the FCPA, the employees of public international organizations, such as the African and Asian Development Banks, the European Union, the International Monetary Fund, the United Nations and the Organization of American States, are considered Public Officials.

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GIFTS, MEALS, ENTERTAINMENT, TRAVEL AND LODGING POLICY

Who is a private sector counterparty representative?

A Private Sector Counterparty Representative is an owner, employee or representative of a private entity, such as a partnership or corporation, with which Oaktree is conducting or seeking to conduct business.

Preclearance Requirements

You must obtain pre-approval before providing anything of value such as gifts, meals, entertainment, travel or lodging, or charitable donations to a Public Official or a person actually known to be an immediate family member or guest of a Public Official (collectively, a “Public Official”). Pre-approval requests to provide such items to Public Officials should be submitted via My Compliance Center using the Request for Prior Approval of Gifts, Meals, Entertainment, Travel, and Lodging for Public Officials form.

Pre-approval requests to make a charitable donation in an individual capacity, on behalf of Oaktree or an Oaktree-managed fund and/or at the request of a Private Sector Counterparty Representative involving a Public Official should be initiated by contacting your supervisor and the Compliance department. Requests to obtain pre-approval from Compliance should be directed to GMEPublicOfficials@oaktreecapital.com.

Pre-approval requests to engage in political activity should be submitted via My Compliance Center using the Request for Prior Approval of Political Activity form.

Reporting Obligations

Any gifts, meals, entertainment, travel and lodging provided by an employee to a Public Official must be reported on a quarterly basis through the completion of the Quarterly Report of Gifts, Meals, Entertainment, Travel and Lodging for Public Officials via My Compliance Center.

VI.	OAKTREE PORTFOLIO COMPANY GIFTS AND ENTERTAINMENT

Oaktree recognizes the value of permitting investment teams to sample and familiarize themselves with the services offered and items produced and/or sold by associated portfolio companies. As such, while employees are prohibited from soliciting gifts, entertainment and anything else of value from representatives of Oaktree portfolio companies, unsolicited gifts and entertainment may be accepted (excluding a gift of cash or securities, which is never permissible), subject to the following:

•	The acceptance of gifts and entertainment must not be detrimental to the portfolio company’s business.

•	In order to receive a gift or entertainment from a portfolio company, the Oaktree employee should typically have a direct and ongoing association with the portfolio company or a representative of the portfolio company.

•	Items produced and gifted by portfolio companies to Oaktree employees who are part of the investment team having direct contact with the portfolio company to sample/test are not subject to the $250 limit (or local market equivalent) that applies to gifts received from other outside parties. However, any items produced and gifted by portfolio companies to Related Persons are subject to the $250 limit (or local market equivalent).

•	Entertainment events sponsored or offered by the portfolio company that you attend may not exceed $1,000 per year (or local market equivalent). This limitation is per employee, including costs associated with attendance by Related Persons, from a single portfolio company. Entertainment events exceeding $1,000 (or local market equivalent) per year require pre-approval. Requests to obtain pre-approval should be directed to Compliance at GiftsandEntertainment@oaktreecapital.com.

•	You must report, via My Compliance Center, all entertainment events that you attend at the expense of an Oaktree portfolio company as well as any gifts that you receive, other than those of nominal value.

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GIFTS, MEALS, ENTERTAINMENT, TRAVEL AND LODGING POLICY

Travel and entertainment that you receive in your capacity as a board member of an Oaktree portfolio company and in connection with your attendance at Board meetings are not subject to the above-referenced restrictions and reporting requirements.

VII.	OAKTREE PORTFOLIO COMPANY DISCOUNTS

Oaktree employees are permitted to accept standard discounts offered by portfolio companies, for the benefit of the employee and/or the employee’s Related Persons only, subject to the permission of the Portfolio Manager of the relevant investment strategy. Available discounts must be applied consistently to all employees or specified groups at the same amount/level and unique or special discounts for a particular employee and their Related Persons, including discounts greater than the standard discounts, are prohibited. Portfolio Managers may, at their discretion, determine which group of Oaktree employees may participate in the discounts and may elect to limit the recipients to only those employees on the investment deal team for that portfolio company or to only those employees within their specific investment strategy. In determining whether such discounts may be offered, the Portfolio Manager may consider the terms and implications of the discount, including whether the offering of such discounts may detrimentally impact the portfolio company’s business due to factors such as the frequency or time period that the discount is offered.

In certain instances, Portfolio Managers (or their designees) may be required to maintain a log of the Oaktree employees that have received authorization to use discounts offered by portfolio companies, to prevent an excessive number of uses at a particular time or by any one employee. The Portfolio Manager and the Compliance department will determine which portfolio company discounts require that each usage instance be individually approved and logged. Any questions on such usage should be directed to Compliance at CodeofEthics@oaktreecapital.com.

VIII.	PERIODIC REPORTING AND ANNUAL COMPLIANCE CERTIFICATION

periodic compliance reporting

All employees are required to report the receipt of gifts and entertainment and the giving of gifts, meals, entertainment, travel and lodging to Public Officials on a quarterly basis and when requested from time to time. Quarterly disclosure of such items should be made via My Compliance Center.

ANNUAL COMPLIANCE CERTIFICATION

As part of the annual certification of compliance with Oaktree’s Code of Ethics, Access Persons will be required to certify that (i) they have received, have read and understand the terms of this Policy and any amendments thereto and that they recognize the responsibilities and obligations incurred by their being subject to this Policy, and (ii) they are in compliance with the requirements of this Policy.

May 2018	Page 6 of 6

POLITICAL ACTIVITY POLICY

I.	INTRODUCTION

The Political Activity Policy (referred to herein as the “Policy”) applies to all employees of Oaktree (as defined in the Code of Ethics).

Oaktree’s Chief Compliance Officer has been designated as the individual with responsibility to explain and implement this Policy for Oaktree and all its employees and to provide to all such persons this Policy and any amendments thereto. Receipt of this Policy satisfies Oaktree’s obligation to notify all employees of their obligations.

STANDARDS OF CONDUCT

It is Oaktree’s policy to comply fully with campaign finance and other “pay-to-play” laws. Various jurisdictions and government agencies have enacted pay-to-play laws, which are intended to limit financial institutions, including investment advisers, and their employees from making contributions to, or soliciting contributions for, a government official who can influence the governmental entity’s selection of investment advisers. These pay-to-play-laws may prohibit an investment adviser from receiving compensation from a government entity after the investment adviser or certain of its employees engage in Political Activity (as defined below). Some of these restrictions are triggered by political contributions made as long as five years prior to the award of an investment management mandate. In addition, some public pension plans have more restrictive rules regarding Political Activity. Since Oaktree maintains and seeks to develop business relationships with these types of entities, failure to comply with the pay-to-play laws could result in a loss of client investment management mandates and/or possible sanctions and penalties. Employees are not permitted to engage in Political Activity for the purpose of obtaining new business or retaining existing business, including in connection with potential or existing investors or transactions.

Each employee is responsible for monitoring his or her Political Activity (in consultation with the Compliance department) to be certain that it complies with the relevant laws that govern individual contributions.

II.	DEFINITIONS

As referenced throughout this Policy, “Access Persons” include all Oaktree employees, except certain persons specified by Oaktree’s Chief Compliance Officer who (i) do not devote substantially all working time to the activities of Oaktree and (ii) do not have access to information about the day-to-day investment activities of Oaktree.

“Approving Officer” means an officer of Oaktree named on the separate “List of Approving Officers and Chief Compliance Officer”. The List of Approving Officers and Chief Compliance Officer is maintained on Oaktree Central.

As referenced throughout this Policy, “Political Activity” includes the following activities:

•	Campaign contributions (e.g. direct monetary donations, indirect monetary donations such as campaign paraphernalia purchases);

•	Political campaign-related solicitation activity;

•	Participation as a committee or board member of a politically active non-profit organization (e.g., a 501(c)(4) entity), political action committee (a “PAC”), independent-expenditure committee (e.g. a Super PAC) or any other political committee or organization. Such activity would also constitute an outside business ctivity, subject to the pre-approval requirements outlined in the Outside Activities Policy; and

•	Monetary or in-kind benefits, to, or for the benefit of, among others, any government official, candidate running for office, political party, legislative leadership, politically active non-profit organizations, ballot measure committees, independent expenditure-only committees or PACs.

“Related Person” of an Access Person for purposes of this Policy includes the following:

•	A husband, wife, domestic partner or minor child of the Access Person;

•	A relative sharing the same household as the Access Person;

•	Any person who is significantly dependent on the Access Person for financial support; or

•	Anyone else if the Access Person:

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POLITICAL ACTIVITY POLICY

(i)	obtains benefits substantially equivalent to ownership of securities;

(ii)	can obtain ownership of securities immediately or within 60 days; or
(iii)	can vote or dispose of securities.

III.	PROHIBITIONS

Engaging in Political Activity directly or indirectly for the benefit of candidates or incumbents running for U.S. state or local office.

IV.	PRECLEARANCE PROCEDURES

All employees, Related Persons and any Oaktree entity must obtain pre-approval from the Chief Compliance Officer or an Approving Officer prior to engaging in Political Activity.

Pre-approval is not required, however, for campaign volunteering, so long as the activity does not include soliciting or coordinating campaign contributions. Therefore, administrative work for a campaign that does not involve the solicitation or coordination of campaign contributions does not require pre-approval. To obtain pre-approval of proposed Political Activity, you must complete and submit a Request for Prior Approval of Political Activity via My Compliance Center.

Post-approval of Political Activity is not permitted. Participating in Political Activity before receiving approval constitutes a violation of this Policy. See “Reporting of Violations and Sanctions” in Oaktree’s Code of Ethics for further discussion regarding the types of sanctions that may be imposed as a result of violations of this Policy.

V.	PERIODIC REPORTING AND ANNUAL COMPLIANCE CERTIFICATION

PERIODIC COMPLIANCE REPORTING

All employees are also required to report Political Activity on a quarterly basis and when requested from time to time. Quarterly disclosure of such items should be made on the Quarterly Report of Political Activity via My Compliance Center. You should also refer to Article III - Service as Director or Officer in the Outside Activity Policy and Article V - Gifts, Meals, Entertainment, Travel and Lodging for Public Officials in the Gifts, Meals, Entertainment, Travel and Lodging Policy for a discussion of related Oaktree policies and procedures.

ANNUAL COMPLIANCE CERTIFICATION

As part of the annual certification of compliance with Oaktree’s Code of Ethics, Access Persons will be required to certify that (i) they have received, have read and understand the terms of this Policy and any amendments thereto and that they recognize the responsibilities and obligations incurred by their being subject to this Policy, and (ii) they are in compliance with the requirements of this Policy.

May 2018	Page 2 of 2

OUTSIDE ACTIVITY POLICY

I.	INTRODUCTION

The Outside Activity Policy (referred to herein as the “Policy”) applies to all employees of Oaktree (as defined in the Code of Ethics).

Oaktree’s Chief Compliance Officer has been designated as the individual with responsibility to explain and implement this Policy for Oaktree and all its Access Persons and to provide to all such persons this Policy and any amendments thereto. Receipt of this Policy satisfies Oaktree’s obligation to notify all employees of their obligations.

II.	DEFINITIONS

As referenced throughout this Policy, “Access Persons” include all Oaktree employees, except certain persons specified by Oaktree’s Chief Compliance Officer who (i) do not devote substantially all working time to the activities of Oaktree and (ii) do not have access to information about the day-to-day investment activities of Oaktree.

“Approving Officer” means an officer of Oaktree named on the separate “List of Approving Officers and Chief Compliance Officer”. The List of Approving Officers and Chief Compliance Officer is maintained on Oaktree Central.

“Related Person” of an Access Person for purposes of this Policy includes the following:

•	A husband, wife, domestic partner or minor child of the Access Person;

•	A relative sharing the same household as the Access Person;

•	Any person who is significantly dependent on the Access Person for financial support; or

•	Anyone else if the Access Person:

(i)	obtains benefits substantially equivalent to ownership of securities;

(ii)	can obtain ownership of securities immediately or within 60 days; or

(iii)	can vote or dispose of securities.

III.	OUTSIDE EMPLOYMENT

Each Oaktree employee is expected to devote his or her full time and ability to Oaktree’s interests during regular working hours and such additional time as may be properly required. Oaktree discourages employees from holding outside employment, including consulting.

An employee may not engage in outside employment and/or business ownership that: (a) interferes, competes, or conflicts with Oaktree’s interests; (b) encroaches on normal working time or otherwise impairs performance; (c) implies sponsorship or support of an outside organization by Oaktree; or (d) reflects directly or indirectly adversely on Oaktree. This Policy also prohibits outside employment in the securities brokerage industry. Employees must abstain from negotiating, approving or voting on any transaction between Oaktree and any outside organization with which they are affiliated, whether as a representative of Oaktree or the outside organization, except in the ordinary course of their providing services for Oaktree and on a fully disclosed basis.

If you are considering taking outside employment or starting a business, you must obtain preclearance from your supervisor and Oaktree’s Chief Compliance Officer or an Approving Officer. Employees should submit a Request for Outside Business Activity form via My Compliance Center, and the request will be routed to the appropriate parties for review and approval.

If you have an approved second job, you are not eligible to receive compensation during an absence from work which is the result of an injury on the second job and outside employment will not be considered an excuse for poor job performance, absenteeism, tardiness or refusal to work overtime. Should any of these situations occur, approval may be withdrawn and you may be subject to discipline, including dismissal.

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IV.	SERVICE AS DIRECTOR OR OFFICER

Each employee is required to submit a Director and Officer Position disclosure form via My Compliance Center to (a) notify the employee’s supervisor or the relevant portfolio manager and Oaktree’s Compliance department about serving as a director or officer of a portfolio company of funds and accounts managed by Oaktree and (b) obtain approval from the employee’s supervisor and Oaktree’s Chief Compliance Officer or an Approving Officer to serve as a director or officer in all other circumstances except as described below. Depending on the circumstances, the form will be routed to the appropriate parties for any necessary approvals and/or notifications.

You do not need approval, nor do you need to notify Oaktree, to serve on the board of your family’s private corporation (or your Related Person’s family’s private corporation) or any charitable, professional civic or non-profit entities (excluding 501(c)(4) organizations that participate in political campaign activity as described in the Political Activity Policy) that are not clients of Oaktree and have no business relations with Oaktree. (You should note, however, that if you are involved with the investment activities of such an entity, that entity may become your Related Person and be subject to the Personal Investment Transactions Policy.) In addition, you do not need to seek approval or report board appointments in the following circumstances: (i) appointments in connection with special purpose vehicles to the extent that the entity is a non-operational holding company that was created to structure an investment opportunity for the accounts and funds managed by Oaktree; (ii) appointments in connection with any entity created by Oaktree to serve, directly or indirectly, as the general partner (or equivalent body) of any accounts and funds managed by Oaktree; and (iii) appointments in connection with any corporate entity formed by Oaktree within its corporate structure.

Upon notification of the appropriate parties and/or receipt of approval to serve in an outside director or officer position, procedures may be implemented to safeguard against potential conflicts of interest, such as placing securities of the company on a restricted list. You may be required to relinquish your position if it is concluded that it is in the interest of Oaktree or its clients. You must also reference the Political Activity Policy, which discusses requirements to obtain pre-approval from an Approving Officer to serve as a committee or board member of a politically active non-profit organization (e.g., a 501(c)(4) entity), PAC, or any other political committee or organization.

If you serve in a director or officer capacity which does not require advance approval or notification, but circumstances later change which would require such approval or notification (e.g., the company enters into business relations with Oaktree or becomes a client), you must then obtain the necessary approvals and/or notify the appropriate parties. Employees should submit a Director and Officer Position disclosure form via My Compliance Center. You should consult with Oaktree’s Chief Compliance Officer or an Approving Officer to determine whether your activities will trigger any requirements under the Personal Investment Transactions Policy.

V.	FIDUCIARY APPOINTMENTS

No employee may accept appointments as executor, trustee, guardian, conservator, general partner or other fiduciary, or any appointment as a consultant in connection with fiduciary or money management matters which involve selecting, recommending or approving investments in specific securities, without the pre-approval of Oaktree’s Chief Compliance Officer or an Approving Officer. Where an Access Person has sole or overriding control or authority in selecting, recommending and approving investments in securities, such transactions are subject to the Personal Investment Transactions Policy.

This Policy does not apply to (i) appointments involving personal or family estate planning or (ii) service on the board of a charitable, civic, or non- profit organization where the Access Person does not act as an investment adviser for the entity’s assets and has no sole or overriding control or authority in selecting, recommending and approving investments in securities. To the extent an Access Person is appointed to serve on the investment committee of a charitable, civic, or non-profit organization that is also a client of Oaktree, such appointments must be disclosed by submitting a Request for Outside Business Activity form via My Compliance Center so that any potential conflicts can be analyzed and monitored to the extent applicable. Note that while an Access Person’s outside business activity of handling personal or family estate planning does not require pre-approval, any securities transactions for which the Access Person has discretionary authority are subject to the Personal Transactions Investment Policy.

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VI.	COMPENSATION, CONSULTING FEES AND HONORARIUMS

If you have received proper approval to serve as a director or officer of an outside organization or to engage in outside employment, you may retain all compensation paid for such service unless otherwise provided by the terms of the approval. Generally, you may not retain compensation (whether in the form of cash, stock options, shares of restricted stock or other non-cash compensation) received for services on boards of directors or as officers of corporations where you serve in the course of your employment activities with Oaktree and in such instances, it is your responsibility to inform Oaktree’s Chief Compliance Officer or an Approving Officer of your receipt of any such compensation and the terms thereof. In certain limited situations (e.g., the form of compensation cannot be structured for the benefit of a fund), the Chief Compliance Officer or an Approving Officer may grant an exception to this policy. You may retain honorariums received by you for publications, public speaking appearances, instructional courses at educational institutions, and similar activities. You should direct any questions concerning the permissible retention of compensation to Oaktree’s Chief Compliance Officer or an Approving Officer.

VII.	PARTICIPATING IN PUBLIC AFFAIRS

If voluntary efforts require corporate time, you should obtain pre-approval from your supervisor. Should the voluntary efforts involve fundraising or solicitation activity in connection with a campaign for a government official, you must follow the policies and procedures outlined under the Political Activity Policy and seek pre-approval of such activity. If you wish to accept an appointive office, or run for elective office, you must first obtain approval from your supervisor and then Oaktree’s Chief Compliance Officer. If approval is given, you must campaign for an office on your own time and may not use Oaktree’s property or services for such purpose without proper reimbursement to Oaktree. In all cases, employees participating in such political activities do so as individuals and not as representatives of Oaktree. To prevent any interpretation of sponsorship or endorsement by Oaktree, you must not use either Oaktree’s name or address in material you mail or funds you collect, nor, except as necessary in biographical information, should Oaktree be identified in any advertisements or literature.

VIII.	SERVING AS TREASURER OF CLUBS, CHURCHES, LODGES, OR SIMILAR ORGANIZATIONS

An employee may act as treasurer of clubs, churches, lodges, or similar organizations. However, you should keep funds belonging to such organizations in separate accounts and not commingle them in any way with your personal funds or Oaktree’s. You should consult with Oaktree’s Chief Compliance Officer or an Approving Officer to determine whether your activities will trigger requirements under the Personal Investment Transactions Policy.

IX.	PERIODIC REPORTING AND ANNUAL COMPLIANCE CERTIFICATION

PERIODIC COMPLIANCE REPORTING

All employees are required to report Outside Business Activity on a semi-annual basis, and when otherwise requested from time to time by Oaktree. Employees are also required to report Director and Officer Positions a on a quarterly basis, and when otherwise requested from time to time by Oaktree. Disclosure of such items should be made via My Compliance Center.

ANNUAL COMPLIANCE CERTIFICATION

As part of the annual certification of compliance with Oaktree’s Code of Ethics, Access Persons will be required to certify that (i) they have received, have read and understand the terms of this Policy and any amendments thereto and that they recognize the responsibilities and obligations incurred by their being subject to this Policy, and (ii) they are in compliance with the requirements of this Policy.

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